UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 25, 2009

SPANSION INC.

(Exact name of registrant as specified in its charter)

State of Delaware	0-51666	20-3898239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices, including zip code)

(408) 962-2500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 25, 2009, the Board of Directors of Spansion Inc. (the “Company”) appointed Randy Furr, 54, as the Company’s Executive Vice President and Chief Financial Officer, effective as of June 29, 2009. Mr. Furr has 30 years of experience in the technology sector and as an experienced financial and operations executive. Most recently, Mr. Furr held senior executive positions as Executive Vice President and Chief Financial Officer at Magellan Navigation, Inc. from August 2008 to June 2009, and as Chief Operating Officer and Chief Financial Officer at Aliph from April 2008 to August 2008. Prior to that, Mr. Furr was at Adobe Systems, Inc., where he served as Senior Vice President, Business Process Improvement from May 2007 to January 2008, as Senior Vice President and Interim Chief Information Officer from November 2006 to May 2007, and as Executive Vice President and Chief Financial Officer from May 2006 to November 2006. Before joining Adobe Systems, Inc., Mr. Furr spent 13 years at Sanmina-SCI Corporation, where he served as President and Chief Operating Officer from 1996 to 2005, and as Executive Vice President and Chief Financial Officer from 1992 to 1996. Mr. Furr holds a bachelor’s degree in Business Administration from the University of Oklahoma. A copy of the press release issued by the Company on June 25, 2009 announcing the appointment of Mr. Furr is attached as Exhibit 99.1 to this Current Report and the text of which is incorporated by reference herein.

Mr. Nathan M. Sarkisian, who served as the Company’s Interim Chief Financial Officer from May 20, 2009 until the appointment of Mr. Furr, will continue to provide consulting services to the Company.

In connection with Mr. Furr’s appointment, Mr. Furr entered into an employment offer letter (the “Offer Letter”) with the Company, pursuant to which he is entitled to compensation of $36,667 per month. Mr. Furr may also (i) receive comprehensive benefits, including medical, dental, life and disability coverage; (ii) participate in the Company’s 401(k) retirement savings plan; and (iii) participate in any executive incentive plan that is adopted by the Company. Mr. Furr’s target bonus opportunity in any executive incentive plan that is adopted will be 70 percent of his annual base salary, with at maximum award of 100 percent of base salary. The Offer Letter also provides that subject to approval of the U.S. Bankruptcy Court and certain other conditions, Mr. Furr will receive a change of control agreement pursuant to which he could receive (i) a lump sum payment of up to 24 months of his salary, (ii) up to 24 months of continued health coverage, and (iii)100 percent accelerated vesting of any of the Company’s equity that he holds, if within 12 months following a change of control of the Company, the Company terminates his employment without cause, or if he terminates his employment for good reason. In addition, if the Company terminates Mr. Furr’s employment without cause or Mr. Furr terminates his employment with good reason, in either case more than six months after Mr. Furr’s employment commences but either prior to a change of control or more than 12 months after a change of control, in exchange for a general release of claims against the Company, Mr. Furr will receive (i) a lump sum payment of 12 months of his base salary and 12 months of continued health coverage if the termination occurs after he has been employed by the Company for six months but before he reaches the 24 month anniversary of his employment with the Company; or (ii) a lump sum payment of 24 months of his base salary and 24 months of continued health coverage if the termination occurs after the 24 month anniversary of his employment with the Company. All terms of the Offer Letter are subject to approval of the U.S. Bankruptcy Court. The foregoing is a summary of the terms of the Offer Letter and does not purport to summarize or include all terms thereof. The foregoing summary is qualified in its entirety by reference to the Offer Letter, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2009.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated June 25, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANSION INC.

By:	/s/ Randy W. Furr
Name:	Randy W. Furr
Title:	Executive Vice President and Chief Financial Officer

Date: June 29, 2009

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated June 25, 2009